Exhibit 99.1

January 13, 2023

Perry Cohen

Dear Perry:

This Board Observer Agreement (this “Agreement”) is made by and between Symbotic Inc., a Delaware corporation (the “Company”), and Perry Cohen, an individual resident of Massachusetts (the “Observer”).

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to designate the Observer to attend, in a non-voting observer capacity, meetings of the board of directors of the Company (the “Board”); and

WHEREAS, the Observer acknowledges that at the meetings of the Board and at other times the Observer may be provided with and otherwise have access to non-public information concerning the Company and its Affiliates (as defined below).

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, each party to this Agreement, intending to be legally bound, hereby agrees to the terms and conditions set forth herein.

1.
Interpretation. For purposes of this Agreement, the following terms shall have the following meanings:
a)
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided, however, for purposes of this Agreement, the Observer shall not be considered an Affiliate of the Company, its subsidiaries and their respective representatives, acting in such capacity (and vice versa).
b)
“Confidential Information” means (i) all information, whether written, oral, visual, electronically stored or otherwise, concerning the Company and its Affiliates and their business, operations, condition (financial or otherwise), assets or liabilities, whether prepared by the Company, any of its Affiliates or otherwise, that may hereafter be disclosed to the Observer by or on behalf of the Company and its Affiliates or by any of the directors, officers or other employees, agents, consultants, advisors or other representatives (including financial advisors, accountants or legal counsel) of the Company and its Affiliates, including, without limitation, all data, reports, materials, interpretations, ideas, forecasts, business plans and records, financial or otherwise, concerning the Company and any of its Affiliates and (ii) all reports, analyses, notes, compilations, studies, interpretations or other information or portions thereof prepared by or on behalf of the Observer that contain, reflect or are based upon (in whole or in part) any of the Confidential Information furnished to or obtained by the Observer (the “Notes”). The term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Observer in breach of this Agreement (including, for the avoidance of doubt, Section 6) by the Observer, (ii) was already known to the Observer at the time of disclosure and to the Observer’s knowledge, after reasonable inquiry, is not otherwise subject to an obligation of confidentiality or (iii) was or is independently developed by the Observer without reference to or use of any Confidential Information.
c)
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person.
d)
“Person” means an individual, corporation, partnership, limited liability company, a trust, an unincorporated association, or other entity or organization, including a governmental authority.
2.
Observer Rights.
a)
The Company, subject to the other terms and conditions of this Agreement, expects to (i) give the Observer notice of each meeting of the Board (but excluding any meeting of any committee thereof or any executive session), (ii) provide the Observer with the right to attend (whether in person or by telephone or other means of electronic communication) such meetings and (iii) provide the Observer with copies of written materials and other information in connection with such meetings. Any failure to deliver notice to the Observer in connection with the Observer’s right to attend any meeting of the Board will not impair the action of the Board taken at such meeting.
b)
Notwithstanding any rights to be granted, provided to the Observer or otherwise contemplated by this Agreement, the Company may exclude the Observer from access to any materials or attendance at any meeting or portion thereof if and to the extent that the Board determines, in its sole discretion, that (i) such access or attendance could result in the loss of the attorney-client privilege between the Company or any of its subsidiaries and their respective counsel, (ii) such withholding or exclusion is required for the Company or its subsidiaries to comply with any applicable law or any of its obligations under an agreement, arrangement or understanding, (iii) such withholding or exclusion is necessary, appropriate or desirable in furtherance of the Board’s discharging its fiduciary duties to the Company, (iv) there is an actual or potential conflict of interest between the Company and/or any of its Affiliates, on the one hand, and the Observer, on the other hand (which shall include, for the avoidance of doubt, any potential conflict arising as a result of any relationship between the Observer and any other member of the Board and/or officer of the Company), (v) such meeting or portion of a meeting is an executive session limited solely to independent director members of the Board, independent auditors and/or legal counsel, (vi) such withholding or exclusion is necessary, appropriate or desirable to avoid the disclosure of competitively sensitive information or (vii) such exclusion is otherwise prudent.

3.
Confidentiality.
a)
Except to the extent expressly permitted by this Section 3, the Observer shall keep such Confidential Information strictly confidential and shall not, directly or indirectly, publish, sell, trade or otherwise disclose such Confidential Information to any other Person in any manner whatsoever, in each case to the same extent that a director of the Company would be obligated to under applicable law (disregarding, the for the avoidance of doubt, Article 14 (Corporate Opportunities) of the Company’s Certificate of Incorporation), without the Company’s prior written consent (which may be withheld, delayed or conditioned in the Company’s sole discretion). In addition, the Observer shall only use the Confidential Information in furtherance of Observer’s service as an Observer. The Observer shall use reasonable best efforts to protect the confidentiality of the Confidential Information at all times. The Observer shall not record the proceedings of any meeting of the Board by means of an electronic recording device.
b)
In the event that the Observer is legally required to disclose any Confidential Information in connection with a judicial or administrative proceeding or investigation, the Observer shall provide the Company with prompt prior written notice of such requirement(s) to the extent legally permissible. The Observer shall also, to the extent legally permissible, provide the Company, in advance of any such disclosure, with a list of any Confidential Information he or she intends to disclose and to cooperate with the Company to the extent the Company may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above. If and to the extent, in the absence of a protective order, the Observer is legally required as advised by counsel in writing to disclose any Confidential Information to any tribunal to avoid censure or penalty, the Observer shall limit such disclosure to that which is legally required and will use reasonable best efforts to obtain assurances that confidential treatment will be accorded to any Confidential Information that he or she is so required to disclose, and thereafter the Observer may disclose such information.
c)
Neither this Agreement nor the disclosure of any Confidential Information to the Observer shall grant or be construed to grant any license or other rights to the Observer in any of the Confidential Information (other than the right to use the Confidential Information as provided herein) and all such Confidential Information shall remain the property of the Company or its Affiliates.
d)
The Observer agrees that at such time as they no longer serve as an Observer (for whatever reason), the Observer shall promptly (a) return to the Company or destroy (at the Company’s election) all copies of the Confidential Information (however stored), including all Notes and (b) return all equipment and personal property in the Observer’s possession belonging to the Company or any of its Affiliates. Notwithstanding the return or destruction of the Confidential Information, the Observer will continue to be bound by the Observer’s obligations under this Section 3 pursuant to the terms hereof.
4.
Non-Director Status. The Observer agrees that the Observer will not constitute a director of the Board and will not be entitled to vote on, or consent to, any matters presented to the Board, and will not be counted towards a quorum. The Observer agrees that the Observer will have no right to bind the Company, transact any business in the name of the Company or on its behalf in any matter, or make any promises or representations on behalf of the Company.

5.
Access to Material Non-Public Information. The Observer acknowledges and agrees that the Observer is aware of the restrictions imposed by the securities laws of the United States on or regarding the purchase and sale of securities by a Person possessing material non-public information concerning the issuer of such securities, and on the communication of such material non-public information to any other Person when it is reasonably foreseeable that such Person will purchase or sell such securities in reliance on such information.
6.
Compliance with Company Policies. The Observer agrees to at all times adhere to the applicable Company policies (as may be supplemented, amended or otherwise modified from time to time) concerning integrity and ethical behavior, including the Company’s policies listed on Exhibit A and included in Annexes A through F hereto, as if he or she was a director and such other policies (whether written or oral) the Company may adopt from time to time that would reasonably be expected to be applicable to the Observer (which may be incorporated as Annexes to this Agreement after the date hereof at the sole discretion of the Company and without otherwise requiring the consent of the Observer). In addition, the Observer agrees to avoid any conflict between the Observer’s own interests and the interests of the Company in dealing with third parties and in the conduct of the Observer’ affairs, as if the Observer was a director.
7.
Costs. The Observer shall not be entitled to any fees or compensation or for the reimbursement of any out-of-pocket expenses associated with attending any meeting of the Board or performing their role as Observer.
8.
Termination. This Agreement and the relationship of the parties hereunder are terminable at will by either party, at any time, with or without cause; provided, however, that the confidentiality obligations of the Observer under this Agreement as set forth in Sections 3 shall survive for a period of three years from the date the Observer ceases to act as Observer and the provisions set forth in Sections 5 and 6 shall survive for a period of six months from the date the Observer ceases to act as Observer.
9.
Notices. All notices, consents, requests, and other communications to any party hereunder shall be in writing (including digital transmission) and shall be given,

if to the Company, to:

Symbotic Inc.

200 Research Drive

Wilmington, MA 01887
Attention: Corey Dufresne
Telephone: (978) 284-2800
Email: legal@symbotic.com

if to the Observer, to the mailing address, email address and phone number previously provided to and on file with the Company.

10.
Miscellaneous.
a)
It is understood that the name of the Observer may appear in disclosure documents to the extent any laws so require, and in regulatory and administrative filings in the ordinary course of the Company’s business.
b)
The Observer agrees (i) that the obligations and restrictions contained in this Agreement are necessary and reasonable in order to protect the confidentiality of the Confidential Information, (ii) that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, (iii) that monetary damages may not be adequate compensation for any loss incurred in connection therewith and (iv) that the Company and its Affiliates shall be entitled to an injunction or injunctions to prevent any breach or threatened breach of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Court (defined below), in addition to any other remedy to which they are entitled at law or in equity. The Observer agrees that the Observer will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity.
c)
No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party. Any purported assignment in violation of this Agreement is void.
d)
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be amended or waived only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the parties hereto or, in the case of a waiver, by each party against whom the wavier is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.
e)
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
f)
This Agreement will be construed, interpreted and applied in accordance with the laws of the State of New York, excluding its body of law controlling conflicts of laws which would result in the application of the law of a jurisdiction other than the State of New York. All disputes hereunder shall be resolved exclusively in a federal or state court located in New York County, New York.
g)
For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to a Section without reference to a document, such reference is to a Section to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any law means such law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
h)
This Agreement (including, for the avoidance of doubt, the Annexes and Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter of this Agreement.
i)
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement. Signatures of the parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.

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Very truly yours,

Symbotic Inc.

 /s/ Corey Dufresne
Name: Corey Dufresne

Title: Vice President & General Counsel

Agreed to and accepted as of the date first written above.

Perry Cohen

 /s/ Perry Cohen

[Signature Page to Board Observer Agreement]

Exhibit A

Company Policies

1. Insider Trading Policy

2. Regulation FD Disclosure Policy

3. Related Party Transactions Policy

4. Use of Company Property Policy

5. Whistleblower and Non-Retaliation Policy

6. Anti-Bribery and Anti-Fraud Policy